Exhibit 99

CONTACTS:
	Investors:	REGIS CORPORATION: Paul D. Finkelstein — President, CEO Randy L. Pearce — Executive Vice President, CFO Kyle P. Didier — Vice President, Finance (952) 947-7000
For Immediate Release
	Media:	BERNS COMMUNICATIONS GROUP: Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS REPORTS MARCH REVENUES GREW 11 PERCENT TO $169 MILLION
-March Same-Store Sales Increased 2.6 Percent, Exceeding Plan-

     MINNEAPOLIS, April 7, 2004 — Regis Corporation (NYSE:RGS), the global leader in the $135 billion hair care industry, today reported that consolidated revenues increased 11 percent in March 2004 to a record $169 million, compared to $151 million a year ago. The Company’s consolidated same-store sales for March 2004 increased 2.6 percent.

     “We are particularly encouraged by our service same-store sales increase, the second month in a row of positive service comps. Third quarter revenue exceeded the high end of our forecast due primarily to the strength in consolidated same-store sales,” commented Paul D. Finkelstein, president and chief executive officer. “As we have mentioned in the past, a one percentage point increase over our quarterly same-store sales expectations should translate into two-to-three cents of earnings upside to our guidance.”

     Same-store sales were as follows:

	Monthly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	1.4%	0.0%	1.2%	-3.6%	-4.8%	-3.8%
MasterCuts	0.7	-10.1	-1.9	-2.0	-8.4	-3.6
Trade Secret	2.0	9.2	8.3	-5.3	0.9	0.1
Strip Center Salons	-0.8	0.7	-0.6	-2.5	0.0	-2.2
SmartStyle	7.3	11.0	8.6	6.5	4.4	5.8

Domestic Same-Store Sales	1.4%	5.0%	2.5%	-1.7%	-0.8%	-1.4%

International Same-Store Sales	-2.0%	25.6%	3.9%	2.6%	24.7%	6.5%

Consolidated Same-Store Sales	1.2%	6.1%	2.6%	-1.4%	0.3%	-0.9%

     International same-store sales for the month represent the 4-week period ended March 6, 2004 versus the 4-week period ended March 8, 2003.

	Quarterly
	Current Year			Prior Year
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.9%	0.9%	0.9%	-3.2%	-6.2%	-3.8%
MasterCuts	0.5	-11.4	-2.5	-1.4	-4.7	-2.3
Trade Secret	1.8	9.3	8.4	-5.7	2.2	1.2
Strip Center Salons	-0.6	3.2	-0.1	-2.7	-3.3	-2.8
SmartStyle	7.5	11.0	8.8	6.8	3.0	5.4

Domestic Same-Store Sales	1.3%	5.3%	2.5%	-1.5%	-0.7%	-1.3%

International Same-Store Sales	-2.8%	36.2%	5.7%	2.0%	26.1%	6.3%

Consolidated Same-Store Sales	1.0%	7.0%	2.8%	-1.2%	0.4%	-0.7%

     International same-store sales for the quarter represent the 12-week period ended March 6, 2004 versus the 12-week period ended March 8, 2003.

     Regis Corporation’s consolidated revenues for the third quarter ended March 31, 2004, increased 14 percent to a record $482 million compared to $422 million a year ago. Consolidated same-store sales for the third quarter increased 2.8 percent versus the Company’s forecast of 1.0 to 1.5 percent.

     For the nine-month period ended March 31, 2004, the Company’s consolidated revenues increased 14 percent to a record $1.4 billion compared to consolidated revenues of $1.2 billion for the same period a year ago. Year-to-date consolidated same-store sales increased 2.7 percent.

Fourth Quarter 2004 Outlook

The following points pertain to the fiscal fourth quarter ending June 30, 2004:

•	Earnings per diluted share are expected to increase to a range of $0.57 to $0.59, compared to $0.50 for the same period a year ago.

•	Consolidated revenue is forecasted to grow 10 to 11 percent to a range of $491 to $496 million, compared to $448 million for the year ago period. Consolidated same-store sales are projected to increase 1.0 to 1.5 percent.

     On April 20, 2004, the Company will release its third quarter results and will provide an initial outlook for fiscal year 2005. A conference call discussing third quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator and franchisor of hair and retail product salons in the world. As of December 31, 2003, the Company operated and franchised 9,775 salons utilizing several concepts including: Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States, Canada, France, Italy, United Kingdom, Spain, Germany, Belgium, Switzerland, Poland and Puerto Rico.

     Regis Corporation is headquartered in Minneapolis, Minnesota. The Company’s common stock is traded on the New York Stock Exchange under the symbol RGS. For additional information about the Company, including a reconciliation of non-GAAP financial information and our current financial outlook, please visit the Investor Information section of the corporate website at www.regiscorp.com.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on January 31, 2003. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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